As filed with the Securities and Exchange Commission on August 4, 2016
Registration No. 333-146565
Registration No. 333-110395
Registration No. 333-90540
Registration No. 333-75468
Registration No. 033-56463
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
Registration Statement No. 333-146565
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
Registration No. 333-110395
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
Registration No. 333-90540
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
Registration No. 333-75468
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
Registration No. 033-56463
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_________________
AUTOMATIC DATA PROCESSING, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-1467904 (I.R.S. Employer Identification No.)
One ADP Boulevard Roseland, New Jersey (Address of principal executive offices)	07068 (Zip Code)
_________________
Automatic Data Processing, Inc. Retirement and Savings Plan
(Full title of the plan)
_________________
Michael A. Bonarti, Esq.
Corporate Vice President, General Counsel and Secretary
Automatic Data Processing, Inc.
One ADP Boulevard
Roseland, New Jersey 07068
(Name and address of agent for service)
(973) 974-5000
(Telephone number, including area code, of agent for service)
_______________
Copy to:
David S. Huntington, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
(212) 373-3000
_________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY STATEMENT
This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following registration statements (the “Registration Statements”): (1) the Registration Statement on Form S-8 (Registration No. 333-146565) filed by Automatic Data Processing, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on October 9, 2007 pertaining to the registration of 10,000,000 shares of common stock, par value $0.10 per share (“common stock”), issuable under the Automatic Data Processing, Inc. Retirement and Savings Plan (as amended and restated from time to time, the “Plan”); (2) the Registration Statement on Form S-8 (Registration No. 333-110395) filed by the Company with the Commission on November 12, 2003 pertaining to the registration of 10,000,000 shares of common stock issuable under the Plan; (3) the Registration Statement on Form S-8 (Registration No. 333-90540) filed by the Company with the Commission on June 14, 2002 pertaining to the registration of 30,000 shares of common stock issuable under the Savings Plan for Former Employees of Vincam Human Resources, Inc., which savings plan was merged with the Plan effective as of December 31, 2002; (4) the Registration Statement on Form S-8 (Registration No. 333-75468) filed by the Company with the Commission on December 19, 2001 pertaining to the registration of 3,000,000 shares of common stock issuable under the Plan; and (5) the Registration Statement on Form S-8 (Registration No. 033-56463) filed by the Company with the Commission on November 14, 1994 pertaining to the registration of 1,800,000 shares of common stock issuable under the Plan (the “1994 Registration Statement”).
On May 26, 2015, the Plan was amended to terminate the employee stock ownership plan as a feature of the Plan. Pursuant to the undertaking in Item 9 of the Registration Statements, the Company, by means of this Post-Effective Amendment, hereby terminates the Registration Statements and removes from registration all of the shares of common stock registered by the Company pursuant to the Registration Statements which remain unsold as of the date of this Post-Effective Amendment.
The Company effected a 2-for-1 split of the Company’s common stock on January 1, 1996 and January 1, 1999. As a result of these stock splits, every share of the Company’s pre-split common stock originally registered on the 1994 Registration Statement was converted into shares of post-split common stock.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a post-effective amendment on Form S-8 and has duly caused this Post-Effective Amendment to its Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseland, State of New Jersey on August 4, 2016.

AUTOMATIC DATA PROCESSING, INC.

By:	/s/ Carlos A. Rodriguez
Name: Carlos A. Rodriguez Title: President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carlos A. Rodriguez, Jan Siegmund, Michael A. Bonarti and Michael C. Eberhard, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Post-Effective Amendment and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statements has been signed below on August 4, 2016 by the following persons in the capacities indicated.

Name	Title

/s/ Carlos A. Rodriguez	President and Chief Executive Officer, Director
(Carlos A. Rodriguez)	(Principal Executive Officer)

/s/ Jan Siegmund	Chief Financial Officer
(Jan Siegmund)	(Principal Financial Officer)

/s/ Brock Albinson	Corporate Controller
(Brock Albinson)	(Principal Accounting Officer)

/s/ Peter Bisson
(Peter Bisson)	Director

/s/ Richard T. Clark
(Richard T. Clark)	Director

/s/ Eric C. Fast
(Eric C. Fast)	Director

/s/ Linda R. Gooden
(Linda R. Gooden)	Director

/s/ Michael P. Gregoire
(Michael P. Gregoire)	Director

/s/ R. Glenn Hubbard
(R. Glenn Hubbard)	Director

/s/ John P. Jones
(John P. Jones)	Director

/s/ William J. Ready
(William J. Ready)	Director

/s/ Sandra S. Wijnberg
(Sandra S. Wijnberg)	Director

THE PLAN
Pursuant to the requirements of the Securities Act, the Plan has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseland, State of New Jersey on August 4, 2016.

AUTOMATIC DATA PROCESSING, INC. RETIREMENT AND SAVINGS PLAN (Plan)

By:	/s/ Michael Bonarti
Name: Michael Bonarti Title: Trustee of the Plan